As filed with the Securities and Exchange Commission on January 14, 2015

Registration No. 333-196367

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post-Effective Amendment No. 1

on

Form S-8 to Form S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

HILLTOP HOLDINGS INC.

(Exact name of registrant as specified in its charter)

Maryland	84-1477939
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

200 Crescent Court, Suite 1330

Dallas, Texas

(214) 855-2177

(Address of Principal Executive Offices)

SWS Group, Inc. 2012 Restricted Stock Plan

SWS Group, Inc. Amended and Restated Deferred Compensation Plan—Effective July 1, 1999

SWS Group, Inc. 2005 Deferred Compensation Plan, as amended

(Full Title of the Plans)

Corey G. Prestidge

Executive Vice President, General Counsel and Secretary

200 Crescent Court, Suite 1330

Dallas, Texas 75201

(214) 855-2177

(Name, Address and Telephone Number, Including Area Code, of Agent for Service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☒	Accelerated filer ☐

Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered(1)		Proposed Maximum Offering Price Per Share(3)	Proposed Maximum Aggregate Offering Price(3)	Amount of Registration Fee(3)
Common stock, par value $0.01 per share	177,815	(2)	N/A	N/A	N/A

(1)              Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also covers an indeterminate number of additional shares of common stock, par value $0.01 per share (“Common Shares”), of Hilltop Holdings Inc., a Maryland corporation (the “Registrant”), which may be offered and issued to prevent dilution resulting from adjustments as a result of stock dividends, stock splits, reverse stock splits, recapitalizations, reclassifications, mergers, split-ups, reorganizations, consolidations and other capital adjustments.

(2)              Represents the estimated maximum number of Common Shares issuable in the future under awards outstanding pursuant to the compensation plans of SWS Group, Inc. (“SWS”) identified on the cover page of this Registration Statement, which awards were assumed by the Registrant in connection with the Registrant’s acquisition of SWS which was consummated on January 1, 2015.

(3)              These shares were registered under the Registration Statement on Form S-4 (File No. 333-196367) initially filed under the Securities Act with the Securities and Exchange Commission on May 29, 2014, as amended by Pre-Effective Amendments Nos. 1, 2, 3, 4 and 5 filed on July 3, 2014, July 18, 2014, September 15, 2014, October 6, 2014 and October 14, 2014, respectively. All filing fees payable in connection with the issuance of these shares were previously paid in connection with the filing of the Registration Statement on Form S-4.

EXPLANATORY NOTE

Hilltop Holdings Inc. (the “Registrant”) hereby amends its Registration Statement on Form S-4 (File No. 333-196367) filed with the Securities and Exchange Commission (the “Commission”) on May 29, 2014, as amended by Pre-Effective Amendments Nos. 1, 2, 3, 4 and 5 filed on July 3, 2014, July 18, 2014, September 15, 2014, October 6, 2014 and October 14, 2014, respectively (the “Form S-4”) by filing this Post-Effective Amendment No. 1 on Form S-8 relating to shares of common stock of the Registrant, par value $0.01 per share (the “Common Shares”), issuable upon the settlement of certain outstanding equity awards of SWS Group, Inc. (“SWS”) granted under (a) the SWS Group, Inc. 2012 Restricted Stock Plan (b) the SWS Group, Inc. Amended and Restated Deferred Compensation Plan—Effective July 1, 1999 and (c) the SWS Group, Inc. 2005 Deferred Compensation Plan, as amended (together, the “SWS Plans”). All such Common Shares were previously registered on the Form S-4 but will be subject to issuance pursuant to this Registration Statement.

On January 1, 2015, pursuant to the Agreement and Plan of Merger (the “Merger Agreement”), dated March 31, 2014 among SWS, the Registrant and Hilltop Securities Holdings LLC (formerly, Peruna LLC) (“Merger Sub”), SWS merged with and into Merger Sub, with Merger Sub being the surviving company (the “Merger”).  As a result of the Merger, SWS became a wholly owned subsidiary of the Registrant.  Hilltop Holdings Inc. is referred to herein as “Hilltop,” and the “Registrant.”

Each restricted share of SWS common stock granted prior to the date of the Merger Agreement vested in full at the effective time of the Merger, and the holders of such restricted shares were entitled to receive the merger consideration for each such share on the same basis as SWS stockholders generally, less applicable withholding taxes. As permitted under the terms of the Merger Agreement, on August 20, 2014, SWS granted additional restricted shares of SWS common stock to certain executive officers and key employees in satisfaction of their fiscal 2014 annual bonuses, which were converted into restricted shares of Hilltop as of the effective time of the Merger, and will be subject to accelerated vesting (i) as to all of such restricted shares on termination of employment by the employer without cause following the effective time of the Merger, (ii) as to all of such restricted shares upon a change of control event (other than the Merger) and (iii) as to a prorated portion of such restricted shares on termination of employment due to an employee’s death or disability.

As of the effective time of the Merger, each deferred share of SWS common stock reflected in participant accounts under SWS deferred compensation plans was converted into 0.3328 of a deferred share of Hilltop common stock. Any such deferred shares that are not vested will continue to vest in accordance with the original terms of the SWS deferred shares and will vest in full on termination of employment by the employer without cause following the effective time of the Merger. Hilltop deferred shares will be distributed in accordance with the terms of the applicable plan and the participants’ individual elections.

This Registration Statement is being filed for the purpose of registering up to 177,815 Common Shares issuable upon the settlement of the SWS equity awards that were originally issued under the SWS Plans and at the effective time of the Merger were converted into equity awards of Hilltop as described in the preceding two paragraphs.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The information specified in Items 1 and 2 of Part I of Form S-8 is omitted from this filing in accordance with the provisions of Rule 428 under the Securities Act and the introductory note to Part I of Form S-8. The documents containing the information specified in Part I will be delivered to the respective participants in the plans covered by this Registration Statement and as required by Rule 428(b)(1).

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents filed with the Commission are incorporated herein by reference (except for any portions of Current Reports on Form 8-K furnished pursuant to Item 2.02 or Item 7.01 thereof and any corresponding exhibits thereto not filed with the Commission):

(a)              The Registrant’s Annual Report on Form 10-K for the year ended December 31, 2013;

(b)              The Registrant’s Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2014, June 30, 2014 and September 30, 2014;

(c)               The Registrant’s Current Reports on Form 8-K filed on January 10, 2014, February 28, 2014, April 1, 2014, May 5, 2014, May 29, 2014, June 13, 2014, May 16, 2014, December 9, 2014 and January 2, 2015; and

(d)              The description of the Registrant’s Common Shares contained in the Form S-4, including any amendments or reports filed for the purpose of updating such description.

All documents that the Registrant files pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, subsequent to the effective date of this Registration Statement (except for any portions of the Registrant’s Current Reports on Form 8-K furnished pursuant to Item 2.02 or Item 7.01 thereof and any corresponding exhibits thereto not filed with Commission), but prior to the filing of a post-effective amendment to this Registration Statement indicating that all securities offered hereby have been sold or which deregisters all securities than remaining unsold shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing such documents.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

The Hilltop bylaws provide for indemnification and advancement of expenses by Hilltop, to the fullest extent permitted by Maryland law, of Hilltop directors and officers who are made or threatened to be made a party to a proceeding by reason of his or her service in that capacity.

Under Maryland law, directors’ and officers’ liability to the corporation or its stockholders for money damages may be expanded or limited, except that liability of a director or officer may not be limited: (1) to the extent that it is proved that the person actually received an improper benefit or profit in money, property or services for the amount of the benefit or profit in money, property or services actually received; or (2) to the extent that a judgment or other final adjudication adverse to the person is entered in a proceeding based on a finding in the proceeding that the person’s action, or failure to act, was the result of active and deliberate dishonesty and was material to the cause of action adjudicated in the proceeding.

Under Maryland law, a corporation may not indemnify a director or officer who is made party to any proceeding by reason of service in that capacity if it is established that: (1) the act or omission of the director or officer was material to the matter giving rise to the proceeding and (A) was committed in bad faith or (B) was the result of active and deliberate dishonesty; or (2) the director or officer actually received an improper personal benefit in money, property or services; or (3) in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful.

Under Maryland law, a corporation may not indemnify a director or officer who has been adjudged liable in a suit by or in the right of the corporation or in which the director or officer was adjudged liable to the corporation or on the basis that a personal benefit was improperly received. A court may order indemnification if it determines that the director or officer is fairly and reasonably entitled to indemnification in view of all the relevant circumstances, even though the director or officer did not meet the prescribed standard of conduct, was adjudged liable to the corporation or was adjudged liable on the basis that personal benefit was improperly received; however, indemnification for an adverse judgment in a suit by or in the right of the corporation, or for a judgment of liability on the basis that personal benefit was improperly received, is limited to expenses. Except for a proceeding brought to enforce indemnification or where a resolution of the board of directors or an agreement approved by the board expressly provides otherwise, a corporation may not indemnify a director or officer for a proceeding brought by the director against the corporation.

Maryland law further provides that, unless limited by the charter of a corporation, a director or officer who is successful on the merits or otherwise in defense of any proceeding must be indemnified against reasonable expenses. Under Maryland law, a corporation may advance reasonable expenses to a director or an officer upon the corporation’s receipt of (1) a written affirmation by the director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification by the corporation and (2) a written undertaking by the director or officer or on his or her behalf to repay the amount paid or reimbursed by the corporation if it is ultimately determined that the standard of conduct was not met.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

For the list of exhibits, see the Exhibit Index to this Registration Statement, which is incorporated in this item by reference.

Item 9. Undertakings.

(a)  The undersigned registrant hereby undertakes:

(1)  to file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

(2)  that, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3)  to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)  The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)  Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Dallas, Texas on January 14, 2015.

HILLTOP HOLDINGS INC.

By:	/s/ COREY G. PRESTIDGE
Corey G. Prestidge
Executive Vice President, General Counsel and Secretary

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated below on January 14, 2015.

Signature	Title

*	President, Chief Executive Officer and Director
Jeremy B. Ford	(Principal Executive Officer)

*	Executive Vice President — Principal Financial and Accounting
Darren Parmenter	Officer

*	Director
Charlotte Jones Anderson

*	Director
Rhodes R. Bobbitt

*	Director
Tracy A. Bolt

*	Director
W. Joris Brinkerhoff

*	Director
Hill A. Feinberg

*	Director
Gerald J. Ford

*	Director
J. Markham Green

Director
Jess T. Hay

Director
William T. Hill Jr.

*	Director
James R. Huffines

*	Director
Lee Lewis

*	Director
Charlotte Jones Anderson

*	Director
Andrew J. Littlefair

Director
W. Robert Nichols III

*	Director
C. Clifton Robinson

*	Director
Kenneth D. Russell

*	Director
A. Haag Sherman

*	Director
Robert C. Taylor Jr.

Director
Carl B. Webb

*	Director
Alan B. White

*By:
/s/ COREY G. PRESTIDGE
Corey G. Prestidge
Attorney-in-Fact

EXHIBIT INDEX

Exhibit Number	Exhibit Description

4.1

Articles of Amendment and Restatement of Affordable Residential Communities Inc., dated February 16, 2004, as amended or supplemented by: Articles Supplementary, dated February 16, 2004; Corporate Charter Certificate of Notice, dated June 6, 2005; Articles of Amendment, dated January 23, 2007; Articles of Amendment, dated July 31, 2007; Corporate Charter Certificate of Notice, dated September 23, 2008; Articles Supplementary, dated December 15, 2010; Articles Supplementary, dated as of November 29, 2012 relating to Subtitle 8 election; Articles Supplementary relating to Non-Cumulative Perpetual Preferred Stock, Series B, of Hilltop Holdings Inc.; and Articles of Amendment, dated March 31, 2014 (filed as Exhibit 3.1 to Hilltop Holdings Inc.’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2014, and incorporated herein by reference).

4.2	Second Amended and Restated Bylaws of Hilltop Holdings Inc. (filed as Exhibit 3.2 to Hilltop Holdings Inc.’s Current Report on Form 8-K filed on March 16, 2009, and incorporated herein by reference).

5.1

Opinion of Wachtell, Lipton, Rosen & Katz (previously filed as Exhibit 5.1 to Amendment No. 1 to the Registrant’s Registration Statement on Form S-4 (File No. 333-196367) on July 3, 2014, to which this is Post-Effective Amendment No. 1 on Form S-8).

23.1	Consent of Wachtell, Lipton, Rosen & Katz (included in Exhibit 5.1).

23.2	Consent of PricewaterhouseCoopers LLP, independent registered public accounting firm for Hilltop.

23.3

Consent of PricewaterhouseCoopers LLP, independent registered public accounting firm, with respect to the Statement of Assets Acquired and Liabilities Assumed at September 13, 2013 by PlainsCapital Bank.

23.4	Consent of Ernst & Young LLP.

24.1

Powers of Attorney (included on the signature pages to the Registrant’s Registration Statement on Form S-4 (File No. 333-196367) filed on May 29, 2014, to which this is Post-Effective Amendment No. 1 on Form S-8).

99.1	SWS Group, Inc. 2012 Restricted Stock Plan (filed as Appendix A to SWS’s Proxy Statement filed October 4, 2012 and incorporated herein by reference).

99.2	SWS Group, Inc. Amended and Restated Deferred Compensation Plan—Effective July 1, 1999 (filed as Appendix C to SWS’s Proxy Statement filed October 9, 2003 and incorporated herein by reference).

99.3	SWS Group, Inc. Deferred Compensation Plan—Effective January 1, 2005, Amended and Restated as of August 14, 2008.